Exhibit 99.1

1001 Air Brake Avenue

Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Gary Valade Joins Wabtec’s Board Of Directors

WILMERDING, Pa., July 25, 2005 – Wabtec Corporation (NYSE: WAB) today announced that Gary C. Valade, a long-time auto industry executive, has been appointed to its Board of Directors, effective immediately. Valade, 62, will serve as a member of the class of directors whose term expires at Wabtec’s 2006 annual meeting, at which time he will stand for election. Valade’s appointment increases the number of Wabtec directors to nine, seven of which are independent as defined by the New York Stock Exchange.

Valade, who will serve on the Audit Committee of the board, retired from DaimlerChrysler in 2003 as a member of the Board of Management and as executive vice president of Global Procurement and Supply. From 1993-98, he was executive vice president and chief financial officer of Chrysler Corporation and a member of the Office of the Chairman. A native of Detroit, Valade joined Chrysler in 1968 and held a variety of financial positions, including corporate controller.

“We are pleased to welcome Gary to the board and believe that his extensive financial experience in a manufacturing environment will be a valuable resource to the company,” said William E. Kassling, chairman, president and chief executive officer of Wabtec.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec’s mission is to be judged by its stakeholders as the world-class corporation focused on helping its global customers compete more effectively through higher levels of safety, quality and productivity.

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